DataMirror, AMR Research to Reveal 21 CFR Part 11 Compliance

Best Practices, Tips and Techniques

December 11th, 2002 Webinar Examines Real-world Solutions

TORONTO, CANADA - December 5th, 2002 – DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of integration and resiliency solutions, and AMR Research will reveal best practices, tips and techniques for compliance with the Food and Drug Administrations’ E-Records mandate – 21 CFR Part 11.  Via a complimentary Webinar on December 11th, 2002 at 1:00 p.m. EST, compliance officers, CEOs, CIOs, as well as database administrators and developers can gain insight into real-world examples for avoiding costly software modifications and deploying critical audit solutions quickly and cost-effectively.

Lead by Roddy Martin of AMR Research, a frequent speaker and recognized expert on 21 CFR Part 11 and director of AMR Research's analysis in the life sciences/pharmaceutical markets, interested participants can register for this Webinar at http://www.datamirror.com/events/registration/webexdec11-02.aspx.

DataMirror enables pharmaceutical companies to effectively manage, monitor and secure their E-Records through proven solutions, such as LiveAudit™ – an out-of-the-box solution that captures and preserves

E-Records audit trails and operational activities in real-time.  DataMirror customers include Boehringer Ingelheim GmbH, GlaxoSmithKline, Pfizer Inc., 3M Pharmaceuticals, Forest Laboratories, Inc., Teva Pharmaceuticals Industries Ltd., and Wyeth-Ayerst Pharmaceuticals.

DataMirror delivers LiveBusiness™ solutions that let customers integrate, protect and monitor data across their enterprises.  DataMirror’s comprehensive real-time business solutions unlock the experience of now™ by providing the instant data access, integration and availability companies demand today across all computers in their business.

For more information, please visit www.datamirror.com, email info@datamirror.com, or call

1-800-362-5955. For all media enquiries, please contact Sarah Haag by email at shaag@brodeur.com or call 617-585-2780.

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Copyright 2002 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness, LiveAudit and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.